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                                                                  Exhibit 10.20





                                                              November 4, 1998

Dr. Robert M. Parlman
402 Erin Isle Court
Holland, MI  49424

Dear Bob:

         We are extremely pleased to offer you the position of President, Textile Chemicals with Sybron Chemicals Inc., based at our Wellford, SC facility, at a base salary of $200,000 per year. You will be eligible for an annual executive bonus which will be based on your businesses financial performance vs. targets. This will be set to yield $50,000 for meeting targets with a range of $0-100,000 (or potentially even higher) depending on the over/ under performance vs. targets. The specifics of this bonus plan will be determined early in the first quarter of 1999.

         As an officer of the Company, the first 100% of your bonus target (currently 28% of your salary) will be paid in Company stock converted for the years 1999, 2000 and 2001 at the price of the stock as of your starting date, with any excess paid in cash. For subsequent years, the stock price will be the price as of December 31 of the year three years prior to the bonus year. Your bonus will be paid on our about March 1 of the following year.

         Your employment will commence on or about December 1, and you will report directly to me.

         Following are the general conditions of your employment with our company:

1. Subject to our direction and control, you will devote your full efforts to carry out the functions of President, Textile Chemicals. A job description providing an overview of your duties and responsibilities is attached.

2. On joining the Company, you will receive options for 25,000 shares of Company stock according to our Stock Option Plan (copy enclosed).

3. You will be a member of the Management Committee, comprised of SCI's senior management, including me.




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R. Parlman
November 4, 1998


4. You will be eligible to participate in our medical, dental and group insurance plans, Savings & Thrift (including the defined contribution pension feature) Plan, Share Participation Plan, and Supplemental Executive Retirement Plan (a copy of the Summary Plan Description is enclosed) in accordance with our current policy as it may change from time to time. In your position, you are permitted to schedule vacation time as you see fit, while fulfilling your business responsibilities.

5. In the case of field trips on the business of the company, your reasonable and necessary vouchered expenses will be paid by us in accordance with our expense policy. You will have the use of a company car under the policy for an executive of your grade, including gas, maintenance, and insurance at Company expense.

6. The Company is required by Federal Law to request that you provide us with proof of your U.S. citizenship or your legal status as an alien before you begin employment with us. Please refer to the enclosed letter and Form I-9 in order that you can bring the appropriate papers with you when you begin employment. We will make copies of your papers at that time.

7. We will pay the costs of moving you, including household possessions, from your current home to a location in the Greenville-Spartanburg, SC area, in accordance with the attached Company Moving Policy. We will cover all incidental costs associated with the move up to a maximum of one month's salary, and will also reimburse you for temporary living costs for a reasonable period, not to exceed 7 months. Additionally, we will pay the normal closing costs involved in buying a new home and selling your current home.

8. Our standard company policies will prevail with respect to termination of employment, except that, unless you are terminated for Cause (as hereinafter defined), your minimum termination payment will be 12 months' salary. "Cause" shall mean any significant incidence of the following: (a) An act of dishonesty by you constituting a felony or other crime involving moral turpitude resulting or intended to result directly or indirectly in your personal enrichment at the Company's expense; (b) The willful engaging by you in misconduct which is injurious to the Company; (c) Habitual drunkenness or drug addition;
         (d) The refusal by you to substantially perform your duties; (e) The violation by you of any




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R. Parlman
November 4, 1998




         express direction or reasonable rule or regulation established by the Company from time-to-time regarding the conduct of its business, and;
         (f) Any violation by you of the terms and conditions of this or any other agreement between you and the Company.

9. We require that you undergo and provide us with the results of a routine post-offer physical examination, including drug urine test, at Sybron's expense. Our offer of employment is contingent on the satisfactory results of this physical and drug screen. Please contact Susan Jarnagin, Compensation & Benefits Manager, at our Birmingham facility (800-678-0020 ext. 293) to make the necessary arrangements.

10. We will reimburse you for any non-vested portions of your current 401(k) employee matching contributions and annual bonus award, subject to a maximum of $25,000, upon your presenting appropriate verification.

11. Advise us in writing, please, if you have any agreements with a former employer which might affect your employment by or at Sybron Chemicals Inc. You should also supply us with a copy of any such agreement.
         You also agree not to reveal to Sybron Chemicals Inc. any information which is proprietary to your former employers.

12. Please sign the attached Trade Secret, Restrictive Covenant and Patent Agreement in accordance with Company Policy.

13. Enclosed is an application form for you to complete and return with your acceptance of this offer.

         We are enclosing a signed duplicate of this letter and if the terms of our employment offer are satisfactory, please sign and return the duplicate to us by November 15, 1998 in the enclosed pre-addressed Fed Ex envelope. Its receipt by Sybron Chemicals Inc. will constitute an agreement between us and will be binding







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R. Parlman
November 4, 1998


upon and inure to the benefit of you, this Company, and any company succeeding to the general business and properties of this Company by merger, purchase or otherwise.

         If you have any questions, please feel free to contact me at once.

         We look forward to your joining us.

                                           Sincerely,



                                           Richard M. Klein
                                           President and Chief Executive Officer

AGREED TO:



By:_____________________________
         Robert M. Parlman

Date:___________________________



RMK/me
Enclosures








                                                     November 4, 1998



Dr. Robert M. Parlman
402 Erin Isle Court
Holland, MI  49424

Dear Bob:

         Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates at any time prior to December 31, 2000 Without Cause (as hereinafter defined), you shall be entitled to a lump sum payment equal to twice your annual base salary then in effect, payable no later than 30 days after your employment with the Company so terminates.

         Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with the Company), or (b) termination by you by reason of (i) the Company's failure to make any of the payments, or provide any of the material benefits (or their equivalent), under the terms of your Employment Agreement with the Company, or (ii) a material adverse change in your position or in the scope of your duties and responsibilities.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) sale or disposal of substantially all of the assets of the Company, or (ii) the date any entity, person or group, within the meaning the Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citicorp, or any of their subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of (a) the Company's Common Stock, or (b) the Common Stock of the Company resulting from the merger or consolidation of the Company with or into any other entity.





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R. Parlman/Employment Agreement Supplement
November 4, 1998



         If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                           Sincerely,



                                           Richard M. Klein
                                           President and Chief Executive Officer
                                           Sybron Chemicals Inc.

RMK/me

AGREED:



_______________________________
Robert M. Parlman


Date:___________________________




                  TRADE SECRET, RESTRICTIVE COVENANT AND PATENT AGREEMENT


         AGREEMENT made this ___ day of November, 1998, between Sybron Chemicals Inc., (hereinafter Company), and Robert M. Parlman (hereinafter Employee).

                                    WITNESSETH:

         WHEREAS, the Employee is or is about to be employed by the Company as President, Textile Chemicals;

         NOW THEREFORE, in consideration of such employment and continued employment by the Company and remuneration to be paid by the Company to the Employee, the parties agree as follows:

         1.       ACKNOWLEDGEMENTS

                  Employee acknowledges that:

                  A. The Company possesses confidential information and trade secrets relating but not limited to production procedures and processes, product formulas, machinery, designs, plans, identity of the Company's suppliers, identity of the Company's customers, special applications and uses of products, technology and/or services by the Company's customers, special relationships developed by the Company with its customers and suppliers, customer proposals and the Company's pricing and other practices.

                  B. As President, Textiles, Employee will have access to such confidential information and trade secrets of the Company.

                  C. The Company has taken reasonable and necessary precautions to preserve the secrecy and confidentiality of its trade secrets and confidential information.

                  D. The Company has a legitimate and real interest in protecting against the disclosure to or use by other persons of such trade secrets and confidential information by reasonably restricting the Employee's activities upon the termination of his employment with the Company.


                                                                  -2-


         2. NON-DISCLOSURE. During the term of the Employee's employment with the company and at any time after the termination of his employment with the Company, regardless of the time, manner, or cause of such termination, the Employee shall not, except in the regular course of the Company's business, divulge, furnish or make accessible, or use for his own benefit, any confidential information or trade secrets of the Company.

         3. RESTRICTIVE COVENANT. During the term of the Employee's employment with the Company and for a period of eighteen (18) months after the termination of his employment with the Company, regardless of the time, manner, or cause of such termination, the Employee shall not directly or indirectly, individually or as an employee, agent, or representative of any other person, corporation, partnership, firm or entity (a) employ, hire or contract the services of any other person in the employ of the Company, or (b) influence or alter, or attempt to influence or alter, any aspect of the relationship between the Company and its customers or the Company and its suppliers. Should a violation of any of these restrictive covenants occur, the period during which such violation occurs and remains unmitigated will not be counted as elapsed time following termination of employment as construed in the application of this paragraph.

         4. RETURN OF PROPERTY. Upon the termination of his employment, the Employee shall return to the Company all records, memoranda, notes, papers, correspondence, reports, books, computer software, and all other data and information and all copies or abstracts thereof that he has concerning the business of the Company.

         5. INVENTIONS. The Employee shall promptly disclose and assign and does hereby assign to the Company, or its designee, without further remuneration, all inventions, discoveries, computer software, and improvements conceived or made by him, solely or jointly with others, during his employment with the Company or within one (1) year thereafter, and relating to or capable of use in connection with the Company's business, regardless of whether or not made during usual business hours and with the use of the Company's material and equipment. The Employee shall cooperate with and assist the Company, at the Company's expense, to obtain patents on any such inventions, discoveries, computer software or improvements, shall execute all necessary documents in conjunction therewith and shall take all necessary steps to enable the Company to secure and enforce such patent protection during his employment with the Company and at any time thereafter. The Employee shall not disclose to anyone at any time any information concerning such invention, discovery or improvement without the written consent of the Company.





                                                                  -3-

         6. ENFORCEMENT. The Employee further acknowledges that any loss to the Company by reason of his breach of any of his obligations hereunder cannot be reasonably or adequately compensated in damages in an action at law. The Company shall therefore be entitled to injunctive or other equitable relief against the Employee to prevent him from failing to perform his obligations hereunder. Resort by the Company to such injunction or other equitable relief shall not be construed as waiver of any rights the Company may have for damages or otherwise. In the event that the Company shall enforce any of the terms of this agreement by legal action, the Employee shall pay to the Company all costs of such action, including legal fees.

         7. PRIOR OBLIGATIONS. Employee represents that he is not under any obligation, contractual or otherwise, to any former employer, or any other party, that would prevent his acceptance of employment with the Company or limit his ability to comply with the provisions of this Agreement.

         8. GOVERNING LAW, JURISDICTION. This Agreement shall be governed by the laws of the State of New Jersey. The parties acknowledge that Courts of the State of New Jersey constitute the proper jurisdiction to resolve any disputes arising out of or relating to this Agreement, and accordingly consent to the jurisdiction of the Courts of the State of New Jersey to resolve any such disputes.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

                                      SYBRON CHEMICALS INC.



                                      By:_______________________________________
                                               Richard M. Klein



                                      __________________________________________
                                               Robert M. Parlman

RMK/me
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